Exhibit 99.1

               ALBANY INTERNATIONAL PROVIDES UPDATE ON SHORT-TERM
                      PROSPECTS IN THE COMPOSITES BUSINESS

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      Albany, New York, August 19, 2008 - Albany International Corp. (NYSE:AIN)
reported today that Eclipse Aviation, a significant customer of Albany Engineered Composites (AEC), has indicated that it was substantially reducing production of the Eclipse 500 jet, and planned purchases of components from AEC and other suppliers, for the remainder of 2008 and the first half of 2009. Based on information provided to date by Eclipse, purchases of AEC components are thereafter expected to return to and then exceed previous levels.

      Sales to Eclipse have accounted for a significant portion of AEC's 2008 revenues, as well as a significant portion of production at AEC's facility in Boerne, Texas.

      The Company has earlier indicated that the near-term annual sales growth potential of AEC was approximately 35 percent, and that AEC had reached break-even profitability at the end of the second quarter of 2008. While the Company expects that aggregate revenues for 2008 will still exceed 2007 revenues by 35 percent or more, lower sales to Eclipse will reduce Q3 and Q4 sales growth significantly. Profitability of AEC, which had become positive at the end of Q2 2008, is now expected to fall below break-even and remain below break-even until Q1 or Q2 2009

      The delayed sales are also expected to reduce the rate of 2009 revenue growth substantially. The Company still expects substantial growth in non-Eclipse AEC revenues in 2009, but an overall 2009 compound annual growth rate of 35 percent over the base year 2007, while still achievable, is now less certain.

                                     (more)

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                                                      Albany International Corp.
                                                                     PO Box 1907
                                                            Albany, NY 12201 USA
                                                                  www.albint.com

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      The Company will provide an update of management's view of AEC's near-term growth prospects in future earnings releases. In the meantime, these developments have not diminished management's continued belief in the previously expressed long-term growth potential of the AEC business.

      Albany International is a global advanced textiles and materials processing company. Its core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

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Contacts:

Investors:                                          Media:
John Cozzolino, Vice President                      Susan Siegel, Director
of Strategic Planning                               of Corporate Communications
518-445-2281                                        518-445-2284
john.cozzolino@albint.com                           susan.siegel@albint.com